Exhibit 4.6

OPTION AMENDMENT AGREEMENT

THIS AGREEMENT dated for reference the 7th day of August, 2002.

 BETWEEN

CONTINENTAL RIDGE RESOURCES INC., a corporation duly incorporated under the laws of the Province of British Columbia, having its head office at 900 - 409 Granville Street, Vancouver, BC, V6C 1T2;

(“KRI”)

OF THE FIRST PART

AND

BLUE MOUNTAIN POWER COMPANY INC., a corporation duly incorporated under the laws of the Province of British Columbia, having its registered office at 1000 - 840 Howe Street, Vancouver, BC, V6Z 2M1;

(“BMP”)

OF THE SECOND PART

WHEREAS:

A.

KRI and BMP entered into an Option Agreement dated June 19, 2001, whereby BMP granted KRI the option to earn up to a 60% interest in certain geothermal leases located in Nevada, USA (the “Agreement”); and

B.

KRI and BMP wish to amend the terms of the Agreement in the manner set forth below. The parties to this Option Amendment Agreement therefore agree:

1.

That the definition of “Work Program” in sub-section 1.1 (m) of the Agreement be deleted and replaced with the following:

“Work Program” means exploration expenditures incurred and funded by KRI with respect to the Property including geological, geophysical and geochemical work, drilling and all payments and expenses incurred in connection with keeping the Property in good standing, excluding all exploration expenditures financed by funds provided by the Department of Energy, of the federal government of the United States of America.

2.

That the definition of “SHAIF Policy” in sub-section 1.1 (1) of the Agreement be deleted and replaced with the following:

“Instrument 45-102” means Multilateral Instrument 45-102 Resale of Securities, and any successor instrument.

3.

That all references in the Agreement to "SHAIF Policy" be deleted and replaced with “Instrument 45-102”.

4.

That the due date of obligations of KRI to make the payment described in sub-section 3.2(a)(ii), and to complete the Work Programs described in sub-section 3.2(b)(i) of the Agreement be extended until December 31, 2002.

5.

Except as expressly amended hereby, the Agreement is hereby ratified, confirmed and approved.

IN WITNESS WHEREOF the parties hereto have executed this Option Amendment Agreement as of the day and year first above written

CONTINENTAL RIDGE RESOURCES INC

/s/
Authorized Signatory:

BLUE MOUNTAIN POWER COMPANY INC.

/s/ Brian D. Fairbank
Authorized Signatory